Exhibit 99.1

Contacts:

Stuart C. Haselden

Chief Financial Officer

(212) 209-8461

Allison Malkin/Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES SECOND QUARTER FISCAL 2014 RESULTS

NEW YORK, September 4, 2014 — J.Crew Group, Inc. (the “Company”) today announced financial results for the second quarter and first half of fiscal 2014.

Second Quarter highlights:

•

Revenues increased 12% to $627.2 million, with comparable company sales increasing 4%. Comparable company sales decreased 1% in the second quarter last year. Store sales increased 11% to $443.5 million on top of an increase of 4% in the second quarter last year. Direct sales increased 14% to $173.6 million following an increase of 13% in the second quarter last year.

•	Gross margin was 37.7% compared to 41.1% in the second quarter last year.
•	Selling, general and administrative expenses were $200.7 million, or 32.0% of revenues, compared to $174.2 million, or 31.2% of revenues in the second quarter last year.
•	Operating income was $36.0 million, or 5.7% of revenues, compared to $55.8 million, or 10.0% of revenues, in the second quarter last year.
•	Net income was $10.8 million compared to $17.5 million in the second quarter last year.
•

Adjusted EBITDA was $67.6 million compared to $83.0 million in the second quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

First Half highlights:

•

Revenues increased 9% to $1,219.2 million, with comparable company sales increasing 1%. Comparable company sales increased 2% in the first half last year. Store sales increased 7% to $829.9 million on top of an increase of 6% in the first half last year. Direct sales increased 13% to $370.6 million following an increase of 18% in the first half last year.

•	Gross margin was 38.2% compared to 42.9% in the first half last year.
•	Selling, general and administrative expenses were $395.8 million, or 32.5% of revenues, compared to $352.6 million, or 31.4% of revenues in the first half last year.
•	Operating income was $70.0 million, or 5.7% of revenues, compared to $129.4 million, or 11.5% of revenues, in the first half last year.
•

Net loss was $19.3 million compared with net income of $46.8 million in the first half last year. This year reflects a loss of $36 million, net of tax, incurred in connection with the refinancing of our term loan facility and the redemption of our senior notes.

•

Adjusted EBITDA was $132.3 million compared to $184.0 million in the first half last year. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•

Cash and cash equivalents were $74 million compared to $99 million at the end of the second quarter last year, reflecting (i) costs of $29 million paid in connection with the refinancing of the Company’s senior secured term loan and the redemption of its senior unsecured notes, which were refinanced and redeemed, respectively, in the first quarter of fiscal 2014 and (ii) a dividend to service debt of $19 million in the first quarter of fiscal 2014 discussed in the related party section below.

•

Total debt was $1,556 million reflecting the new senior secured term loan which matures in 2021. Total debt of $1,573 million in the second quarter last year consisted of (i) the former senior secured term loan of $1,173 million and (ii) senior unsecured notes of $400 million.

•	Inventories were $395 million compared to $321 million at the end of the second quarter last year. Inventories and inventories per square foot increased 23% and 12%, respectively.

Refinancing

On March 5, 2014, the Company refinanced its term loan facility, the proceeds of which were used to (i) refinance amounts outstanding under the former senior secured term loan of $1,167 million and (ii) together with cash on hand, redeem in full the outstanding senior notes of $400 million, and to pay fees, call premiums and accrued interest.  The maturity date of the new term loan facility is March 5, 2021.  The refinancing is expected to result in an annual savings of $16 million in interest expense.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of J.Crew Group, Inc., issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”). The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuers’ subsidiaries, and (iii) not guaranteed by any of the Issuers’ subsidiaries, and therefore are not recorded in the Company’s financial statements. The Company paid a dividend of $19 million to the Issuer in the first quarter of fiscal 2014 to fund the initial semi-annual interest payment on May 1, 2014. Additionally, while not required, we intend to pay dividends to fund future interest payments, which would aggregate to $194 million through the remainder of the term if all interest on the PIK Notes is paid in cash.

Subsequent Event

In August 2014, the Company entered into new interest rate cap and swap agreements, which together with existing interest rate swaps, limit exposure to interest rate increases on a portion of the Company’s floating rate indebtedness. These new agreements cover notional amounts of $400 million from March 2015 to March 2016 and $800 million from March 2016 to March 2019.

The Company designated the interest rate cap and swap agreements as cash flow hedges. As cash flow hedges, unrealized gains will be recognized as assets while unrealized losses will be recognized as liabilities. The effective portion of such gains or losses will be recorded as a component of accumulated other comprehensive income or loss, while the ineffective portion of such gains or losses will be recorded as a component of interest expense. Future realized gains and losses in connection with each required interest payment will be reclassified from accumulated other comprehensive income or loss to interest expense.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. A key measure used in our evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) direct net sales, and (iii) shipping and handling fees. We also consider gross profit and selling, general and administrative expenses in assessing the performance of our business.

As a result of the performance of the Company in the first quarter of fiscal 2014, along with our outlook of future operating results, the Company determined that there was a substantial deterioration in the excess of fair value over the carrying value of the Stores reporting unit. To the extent that the operating results continue to decline, the Company may record a non-cash goodwill or intangible asset impairment charge. The goodwill allocated to the Stores reporting unit is $942 million. The intangible asset for the J.Crew brand is $885 million. A future impairment charge, if any, would not have an effect on the Company’s operations, liquidity or financial covenants, and would not change management’s long-term business outlook or strategy.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, September 4, 2014, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until September 11, 2014 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13589558.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized multi-brand retailer of women’s, men’s and children’s apparel, shoes and accessories. As of September 4, 2014, the Company operates 271 J.Crew retail stores, 76 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 131 factory stores. Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and the indebtedness of our indirect parent, for which we intend to pay a dividend to service such debt, and our substantial lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, adverse or unseasonable weather, material disruption to our information systems, our ability to implement our real estate strategy, our ability to implement our international expansion strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Second Quarter Fiscal 2014	Second Quarter Fiscal 2013	First Half Fiscal 2014	First Half Fiscal 2013
Net sales:
Stores	$443,507	$399,117	$829,874	$779,310
Direct	173,623	151,829	370,641	327,990
Other	10,099	8,156	18,683	15,913
Total revenues	627,229	559,102	1,219,198	1,123,213
Cost of goods sold, including buying and occupancy costs	390,549	329,110	753,335	641,206
Gross profit	236,680	229,992	465,863	482,007
As a percent of revenues	37.7%	41.1%	38.2%	42.9%
Selling, general and administrative expenses	200,667	174,226	395,831	352,622
As a percent of revenues	32.0%	31.2%	32.5%	31.4%
Operating income	36,013	55,766	70,032	129,385
As a percent of revenues	5.7%	10.0%	5.7%	11.5%
Interest expense, net	17,757	26,239	39,418	51,920
Loss on refinancing	—	—	58,786	—
Income (loss) before income taxes	18,256	29,527	(28,172)	77,465
Provision (benefit) for income taxes	7,471	12,069	(8,840)	30,686
Net income (loss)	$10,785	$17,458	$(19,332)	$46,779

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	August 2, 2014	February 1, 2014	August 3, 2013
Assets
Current assets:
Cash and cash equivalents	$73,506	$156,649	$98,836
Inventories	394,677	353,976	321,194
Prepaid expenses and other current assets	61,838	56,434	73,234
Prepaid income taxes	—	2,782	5,455
Deferred income taxes, net	12,075	11,831	—
Total current assets	542,096	581,672	498,719

Property and equipment, net	393,847	375,092	348,142

Favorable lease commitments, net	23,421	26,560	30,646

Deferred financing costs, net	24,345	41,911	46,881

Intangible assets, net	961,525	966,175	970,825

Goodwill	1,686,915	1,686,915	1,686,915

Other assets	4,776	3,895	3,318
Total assets	$3,636,925	$3,682,220	$3,585,446

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$246,870	$237,019	$214,304
Other current liabilities	139,875	154,796	124,519
Interest payable	5,636	18,065	18,353
Income taxes payable	567	—	—
Current portion of long-term debt	15,670	12,000	12,000
Total current liabilities	408,618	421,880	369,176

Long-term debt, net	1,540,044	1,555,000	1,561,000

Unfavorable lease commitments and deferred credits	108,143	93,788	82,425

Deferred income taxes, net	383,214	389,403	395,190

Other liabilities	27,141	31,729	35,074

Stockholders’ equity	1,169,765	1,190,420	1,142,581
Total liabilities and stockholders’ equity	$3,636,925	$3,682,220	$3,585,446

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Second Quarter Fiscal 2014	Second Quarter Fiscal 2013	First Half Fiscal 2014	First Half Fiscal 2013
Net income (loss)	$10.8	$17.5	$(19.3)	$46.8
Provision (benefit) for income taxes	7.5	12.1	(8.8)	30.7
Interest expense, net	17.8	26.2	98.2	51.9
Depreciation and amortization	24.8	21.4	48.8	43.2
EBITDA	60.9	77.2	118.9	172.6
Share-based compensation	1.4	1.6	3.0	2.8
Amortization of lease commitments	2.7	1.9	5.3	3.7
Sponsor monitoring fees	2.6	2.3	5.1	4.9
Adjusted EBITDA	67.6	83.0	132.3	184.0
Taxes paid	(0.5)	(26.7)	(1.9)	(27.4)
Interest paid	(19.1)	(15.7)	(54.8)	(44.3)
Changes in working capital	5.2	4.0	(45.1)	(12.0)
Cash flows from operating activities	53.2	44.6	30.5	100.3
Cash flows from investing activities	(35.0)	(34.1)	(61.6)	(63.0)
Cash flows from financing activities	(3.9)	(3.3)	(52.2)	(6.5)
Effect of changes in foreign exchange rates on cash and cash equivalents	(0.2)	(0.3)	0.2	(0.4)
Increase (decrease) in cash	14.1	6.9	(83.1)	30.4
Cash and cash equivalents, beginning	59.4	91.9	156.6	68.4
Cash and cash equivalents, ending	$73.5	$98.8	$73.5	98.8

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

	Fiscal 2014
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter (2)	451	7	—	458
2nd Quarter (2)	458	10	(1)	467
3rd Quarter (3)	467	28	—	495
4th Quarter (3)	495	10	(1)	504

	Fiscal 2014
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (2)	2,585,539	34,229	(147)	2,619,621
2nd Quarter (2)	2,619,621	54,303	(7,524)	2,666,400
3rd Quarter (3)	2,666,400	136,929	—	2,803,329
4th Quarter (3)	2,803,329	44,712	(5,972)	2,842,069
(1)	Actual and projected number of stores opened or closed during fiscal 2014 by channel are as follows:

Q1 – One international retail, one factory, and five Madewell stores.

Q2 – Four international retail, four factory, one international factory, and one Madewell store. Close one retail store.

Q3 – Nine retail, two international retail, seven factory, one international factory, and nine Madewell stores.

Q4 – One retail, four factory, and five Madewell stores. Close one retail store.

(2)	Reflects actual activity.
(3)	Reflects projected activity.